EXHIBIT 21

theglobe.com, inc. Subsidiaries

tglo.com, inc. (formerly known as voiceglo Holdings, Inc.), a Delaware Corporation

Direct Partner Telecom, Inc., a Florida Corporation

Tralliance Corporation, a New York Corporation